Black Hills Corp. Reports Solid First Quarter 2018 Results

RAPID CITY, S.D. — May 3, 2018 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first-quarter 2018. GAAP net income from continuing operations available for common stock for the first quarter of 2018 was $135 million or $2.50 per diluted share, compared to net income from continuing operations available for common stock for the first quarter of 2017 of $78 million, or $1.42 per diluted share. The first quarter of 2018 included a tax benefit of $0.91 per diluted share related to legal entity restructuring at our gas utilities that resulted in the recognition of a deferred tax benefit of $49 million associated with amortizable goodwill for tax purposes.

Net income from continuing operations available for common stock, as adjusted, for the first quarter of 2018 was $88 million, or $1.63 per diluted share compared to net income from continuing operations available for common stock, as adjusted, of $79 million, or $1.44 per diluted share, for the same period in 2017 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

Net income available for common stock for the first quarter of 2018 was $133 million or $2.46 per diluted share compared to net income available for common stock for the first quarter of 2017 of $77 million or $1.39 per diluted share. Net income available for common stock includes results from discontinued operations for both periods presented.

“We delivered excellent operational performance and solid financial results for the first quarter,” said David R. Emery, chairman and CEO of Black Hills Corp. “Earnings of $1.63 per share, as adjusted, increased 13 percent over the prior year driven by strong results at our natural gas utilities, which benefited from weather that was slightly colder compared to normal but much colder than the same period last year.

“Progress continued on a number of key regulatory activities for our utilities. A settlement agreement was approved for the Rocky Mountain Natural Gas rate review in Colorado and is awaiting a final commission decision. Rate reviews are also in process for our Arkansas and Northwest Wyoming gas utilities. In April, we started delivering the benefits of recently enacted federal corporate income tax reform to our Kansas gas utility customers. We continue to work with other state utility regulators to provide similar benefits to customers in those states.

“We are pleased with the Colorado Public Utilities Commission’s recent decision that approved our power generation segment’s 60-megawatt wind project bid as the least cost option to provide renewable energy to our Colorado Electric utility customers. We expect to place the $71 million Busch Ranch II wind project in service by the end of 2019.

	Three Months Ended March 31,
(in millions, except per share amounts)	2018	2017
GAAP:
Net income from continuing operations	$135.3	$78.1
(Loss) from discontinued operations, net of tax	(2.3)	(1.6)
Net income available for common stock	$133.0	$76.5

Earnings per share from continuing operations, diluted	$2.50	$1.42
(Loss) per share from discontinued operations, net of tax	(0.04)	(0.03)
Earnings per share, diluted	$2.46	$1.39

Non-GAAP:
Net income from continuing operations, as adjusted	$88.1	$79.0

Earnings per share from continuing operations, as adjusted, diluted	$1.63	$1.44

“During the quarter, South Dakota Electric commenced construction on a $70 million, 175-mile electric transmission line to improve reliability and meet growing customer needs. The project will be constructed in two segments, with the first segment expected to be serving customers in late 2018 and the second segment to be in service by the end of 2019,” concluded Emery.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On April 25, Colorado Electric received approval from the Colorado Public Utilities Commission to contract with Black Hills Electric Generation to purchase 60 megawatts of wind energy through a 25-year power purchase agreement. This renewable energy will enable Colorado Electric to comply with Colorado's Renewable Energy Standard.

•
On April 16, Rocky Mountain Natural Gas, an intrastate gas pipeline in Colorado, received a recommended decision from a Colorado administrative law judge approving a settlement agreement of its rate review application filed on Oct. 3, 2017. The settlement includes an increase of $1.1 million in annual revenues and an extension of the safety, system and integrity rider to recover investments made from 2018 through 2021. The revenue increase is based on a return on equity of 9.9 percent and a capital structure of 46.6 percent equity and 53.4 percent debt. New rates are expected to be effective June 1, 2018, pending final approval from the Colorado commission.

•
In the first quarter, South Dakota Electric commenced construction on a $70 million, 175-mile, 230-kilovolt transmission line from Rapid City, South Dakota, to Stegall, Nebraska. The project will be constructed in two segments, with the first segment expected to be serving customers in late 2018 and the final segment to be in service by the end of 2019.

•
In the first quarter, Black Hills continued efforts to simplify its utility organization by restructuring several legal entities acquired in the 2016 SourceGas acquisition. The restructuring and related transactions resulted in a tax benefit of $49 million associated with goodwill that is amortizable for tax purposes.

Power Generation

•
On April 25, Black Hills Electric Generation was selected to provide 60 megawatts of renewable energy from a new wind project to Colorado Electric through a 25-year power purchase agreement. The $71 million Busch Ranch II wind project is expected to be constructed and in service by the end of 2019.

Corporate

•
On April 23, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on May 18, 2018, will receive $0.475 per share, equivalent to an annual dividend rate of $1.90 per share, payable on June 1, 2018.

•	On March 8, S&P Global Ratings affirmed its corporate credit rating of Black Hills Corp. at BBB, and revised its outlook to positive from stable.

Discontinued Operations - Oil and Gas

•
As of May 3, the company executed agreements to sell or closed on sales transactions for approximately 96 percent of its oil and gas properties. Black Hills expects to execute agreements to sell all remaining assets by mid-year 2018.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2018	2017
	(in millions)
Net income (loss) available for common stock:

Electric Utilities (b)	$19.8	$22.2
Gas Utilities (a)	107.6	46.0
Power Generation (b)	5.9	6.5
Mining (b)	3.0	2.9
	136.3	77.7

Corporate and Other (b)	(1.0)	0.4

Net income from continuing operations	135.3	78.1

(Loss) from discontinued operations, net of tax	(2.3)	(1.6)
Net income available for common stock	$133.0	$76.5

(a)	Net income from continuing operations for the three months ended March 31, 2018 included a $49 million tax benefit resulting from legal entity restructuring.

(b)
Net income from continuing operations for the three months ended March 31, 2018 included approximately $2.3 million of income tax expense recorded primarily as a result of an increase to a valuation allowance associated with tax reform related changes in estimated future taxable income. The impact to our operating segments and Corporate and Other was: Electric Utilities $0.4 million; Power Generation $0.7 million; Mining $0.5 million; and Corporate and Other $0.6 million.

	Three Months Ended March 31,
	2018	2017
Weighted average common shares outstanding (in thousands):
Basic	53,319	53,152
Diluted	54,122	54,932

Earnings per share:
Basic -
Net Income	$2.54	$1.47
Discontinued Operations	(0.05)	(0.03)
Total Basic Earnings Per Share	$2.49	$1.44

Diluted -
Net Income	$2.50	$1.42
Discontinued Operations	(0.04)	(0.03)
Total Diluted Earnings Per Share	$2.46	$1.39

EARNINGS GUIDANCE

Earnings from continuing operations per share, as adjusted, is a non-GAAP financial measure. Earnings from continuing operations per share, as adjusted, is defined as GAAP Earnings from continuing operations per share adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings guidance reconciliation table below.

2018 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2018 earnings from continuing operations, as adjusted (a non-GAAP measure*), to be in the range of $3.30 to $3.50 per share, based on assumptions most recently listed on Feb. 2, 2018.

2018 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings from continuing operations per share (GAAP)	$4.17	$4.37
Adjustments*:
Tax reform	0.04	0.04
Legal restructuring - income tax benefit	(0.91)	(0.91)
	(0.87)	(0.87)

Total adjustments	(0.87)	(0.87)

Earnings from continuing operations per share, as adjusted (non-GAAP)	$3.30	$3.50

*	Additional adjustments may occur in the second, third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first three months of the year.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Friday, May 4, 2018, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 3879858 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

2018 AGA FINANCIAL FORUM ATTENDANCE

Leadership from Black Hills will present at the 2018 AGA Financial Forum at 11:30 a.m. EDT on Monday, May 21, 2018. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the Investor Relations section or at http://wsw.com/webcast/aga18/bkh. A replay of the webcast will be available following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,
(In millions, except per share amounts)	2018		2017
(after-tax)	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$135.3	$2.50	$78.1	$1.42
Adjustments:
Legal restructuring - income tax benefit	(49.5)	(0.91)	—	—
Tax reform	2.3	0.04	—	—
Acquisition costs (pre-tax)	—	—	1.4	0.03
Total adjustments	(47.2)	(0.87)	1.4	0.03

Tax on Adjustments:
Acquisition costs	—	—	(0.5)	(0.01)
Adjustments, net of tax	(47.2)	(0.87)	0.9	0.02

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$88.1	$1.63	$79.0	$1.44

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2018, compared to the three months ended March 31, 2017, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended March 31,		Variance
	2018	2017	2018 vs. 2017
	(in millions)
Gross margin	$106.4	$107.6	$(1.2)

Operations and maintenance	45.1	40.8	4.3
Depreciation and amortization	24.5	22.9	1.6
Operating income	36.8	44.0	(7.2)

Interest expense, net	(13.3)	(13.4)	0.1
Other income (expense), net	(0.2)	0.3	(0.5)
Income tax benefit (expense)	(3.5)	(8.7)	5.2
Net income (loss) available for common stock	$19.8	$22.2	$(2.4)

	Three Months Ended March 31,
	2018	2017
Operating Statistics:
Retail sales - MWh	1,320,439	1,293,725
Contracted wholesale sales - MWh	237,704	186,116
Off-system sales - MWh	129,041	187,435
Total electric sales - MWh	1,687,184	1,667,276

Regulated power plant availability:
Coal-fired plants	95.0%	91.2%
Natural gas fired plants and other plants	96.5%	98.4%
Wind	97.1%	91.5%
Total availability	96.1%	95.5%

Wind capacity factor	50.4%	43.6%

First Quarter 2018 Compared with First Quarter 2017

Gross margin decreased primarily due to a $6.1 million reserve to revenue to reflect the lower federal income tax rate from the TCJA on our existing rate tariffs, lower commercial and industrial demand of $0.5 million and lower Peak View margins of $0.3 million. These decreases were partially offset by a $1.7 million increase in residential margins from colder weather in the current year, higher rider revenues of $1.6 million primarily related to transmission investment recovery and higher non-energy revenue of $2.6 million.

Operations and maintenance increased primarily due to $2.8 million of higher vegetation management expenses. Higher employee costs, property taxes and outage related expenses comprise the remainder of the increase compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by the prior year additions of Horizon Point and the Teckla-Osage transmission line.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net decreased due to higher prior year AFUDC associated with higher prior year capital spend.

Income tax benefit (expense): The effective tax rate decreased from the prior year due to the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Gas Utilities

	Three Months Ended March 31,		Variance
	2018	2017	2018 vs. 2017
	(in millions)
Gross margin	$187.7	$183.5	$4.2

Operations and maintenance	70.9	70.8	0.1
Depreciation and amortization	21.3	20.8	0.5
Operating income	95.4	92.0	3.4

Interest expense, net	(19.8)	(19.8)	—
Other income (expense), net	0.2	0.2	—
Income tax benefit (expense)	31.8	(26.3)	58.1
Net income (loss)	107.6	46.1	61.5
Net income attributable to noncontrolling interest	—	(0.1)	0.1
Net income (loss) available for common stock	$107.6	$46.0	$61.6

	Three Months Ended March 31,
	2018	2017
Operating Statistics:
Total gas sales - Dth	45,228,975	37,899,335
Total transport and transmission volumes - Dth	44,733,475	40,812,874

First Quarter 2018 Compared with First Quarter 2017

Gross margin increased primarily due to a $9.1 million weather impact from colder winter temperatures as our service territories experienced colder weather in the current period compared to the same period in the prior year. Heating degree days were 2 percent higher than normal in the current year compared to 13 percent below normal for the same period in the prior year. Customer growth added $1.8 million in additional margin over the prior year and rider revenues increased by $1.8 million primarily from our capital integrity recovery riders. These increases over the prior year are partially offset by a $9.1 million current year reserve to revenue to reflect the reduction of the lower federal income tax rate from the TCJA on our existing rate tariffs.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization increased due to a higher asset base driven by previous year capital expenditures.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The 2018 tax benefit is due to legal restructuring to enable jurisdictional simplification that resulted in the recognition of a deferred tax benefit of approximately $49 million associated with amortizable goodwill for tax purposes. The current year effective tax rate also reflects the reduction of the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Power Generation

	Three Months Ended March 31,		Variance
	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$23.1	$23.6	$(0.5)

Operations and maintenance	8.1	8.1	—
Depreciation and amortization (a)	1.6	1.2	0.4
Operating income	13.4	14.3	(0.9)

Interest expense, net	(1.2)	(0.6)	(0.6)
Other (income) expense, net	—	—	—
Income tax benefit (expense)	(2.7)	(3.7)	1.0
Net income (loss)	9.5	10.0	(0.5)
Net income attributable to noncontrolling interest	(3.6)	(3.5)	(0.1)
Net income (loss) available for common stock	$5.9	$6.5	$(0.6)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

	Three Months Ended March 31,
	2018	2017
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	94.7%	100.0%
Gas-fired plants	99.5%	99.1%
Total availability	98.3%	99.3%

First Quarter 2018 Compared with First Quarter 2017

Net income available for common stock for the Power Generation segment was $5.9 million for the three months ended March 31, 2018, compared to Net income available for common stock of $6.5 million for the same period in 2017. Revenue decreased in the current year as a result of lower Wygen I MWh sold. Operating expenses increased from higher depreciation in the current year. The variance in tax expense to the prior year reflects the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018, partially offset by $0.7 million of additional tax expense recorded on a valuation allowance due to changes in estimated future taxable income subsequent to the TCJA.

Mining

	Three Months Ended March 31,		Variance
	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$17.1	$16.5	$0.6

Operations and maintenance	10.9	11.1	(0.2)
Depreciation, depletion and amortization	1.9	2.2	(0.3)
Operating income (loss)	4.3	3.3	1.0

Interest (expense) income, net	(0.1)	—	(0.1)
Other income (expense), net	—	0.5	(0.5)
Income tax benefit (expense)	(1.2)	(0.9)	(0.3)
Net income (loss) available for common stock	$3.0	$2.9	$0.1

	Three Months Ended March 31,
	2018	2017
Operating Statistics:	(in thousands)
Tons of coal sold	1,078	1,049
Cubic yards of overburden moved	2,022	2,104

Revenue per ton	$15.89	$15.78

First Quarter 2018 Compared with First Quarter 2017

Revenue increased due to a 3 percent increase in tons sold, with comparable pricing to the same period last year. Current year revenue is also reflective of lease and rental revenue, previously reported in Other income (expense), net. During the current period, approximately 48 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation, depletion and amortization was comparable to the same period in the prior year.

Other income (expense), net decreased from the prior year due to the presentation change of lease and rental revenue to Revenue in the current year, previously reported in Other income (expense), net.

Income tax benefit (expense): The variance in tax expense to the prior year reflects the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018, partially offset by $0.5 million of additional tax expense related to previous years' other comprehensive items pursuant to the TCJA.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that do not fall under our operating segments.

First Quarter 2018 Compared with First Quarter 2017

	Three Months Ended March 31,
	2018	2017	Variance
	(in millions)
Operating (loss) (a)	$(1.6)	$(3.4)	$1.8

Other income (expense):
Interest (expense) income, net (a)	(0.7)	(0.7)	—
Other income (expense), net	(0.1)	(0.7)	0.6
Income tax benefit (expense)	1.4	5.1	(3.7)

Net income (loss) available for common stock	$(1.0)	$0.4	$(1.4)

(a)	Includes certain general and administrative and interest expenses that are not reported as discontinued operations.

First Quarter 2018 Compared with First Quarter 2017

Net loss available for common stock for Corporate and Other was $(1.0) million for the three months ended March 31, 2018, compared to Net income available for common stock of $0.4 million for the three months ended March 31, 2017. The variance to the prior year was driven by transition and acquisition expenses which occurred in the prior year. Income tax benefit (expense) decreased due to a higher prior year tax benefit of $1.4 million comprised primarily of benefits from a carryback claim for specified liability losses involving prior tax years, and approximately $0.6 million of current year tax expense recorded pursuant to the TCJA.

Discontinued Operations

	Three Months Ended March 31,		Variance
	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$3.9	$6.5	$(2.6)

Operations and maintenance	5.9	7.2	(1.3)
Depreciation, depletion and amortization	1.3	1.9	(0.6)
Operating income (loss)	(3.3)	(2.7)	(0.6)

Other (income) expense, net	—	0.1	(0.1)
Income tax benefit (expense)	0.9	1.0	(0.1)
Net income (loss) available for common stock	$(2.3)	$(1.6)	$(0.7)

First Quarter 2018 Compared with First Quarter 2017

Net loss from discontinued operations was $(2.3) million for the three months ended March 31, 2018, compared to Net loss from discontinued operations of $(1.6) million for the same period in 2017. The variance to the prior year is driven by lower revenues due to current year and prior year property sales, partially offset by lower oil and gas operating expenses and lower employee costs. Current year depreciation expense is representative of the write-down of the remaining book value of accounting software. Depletion expense in the prior year is reflective of full cost accounting on full cost pool assets as full cost accounting continued through November 1, 2017.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.25 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2018 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2017 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	The impact of the Tax Cuts and Jobs Act on customers, rate base, valuation of deferred tax assets and liabilities, interest expense and cash flow

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect and the results of regulatory proceedings regarding the effects of the TCJA;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2018	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$167.4	$396.9	$2.1	$9.0	$—	$—	$—	$—	$—	$575.4
Intercompany revenue	6.1	0.4	21.0	8.2	91.3	—	0.8	(127.9)	—	—
Fuel, purchased power and cost of gas sold	67.1	209.7	—	—	—	1.6	—	(30.8)	—	247.6
Gross margin	106.4	187.7	23.1	17.1	91.3	(1.6)	0.8	(97.1)	—	327.8

Operations and maintenance	45.1	70.9	8.1	10.9	78.9	—	—	(83.1)	—	130.9
Depreciation, depletion and amortization	24.5	21.3	1.6	1.9	5.3	(3.3)	2.4	(5.2)	—	48.6
Operating income (loss)	36.8	95.4	13.4	4.3	7.0	1.7	(1.6)	(8.7)	—	148.3

Interest expense, net	(14.1)	(21.1)	(1.2)	(0.1)	(38.5)	—	—	39.7	—	(35.3)
Interest income	0.8	1.3	—	—	29.0	—	—	(30.8)	—	0.3
Other income (expense)	(0.2)	0.2	—	—	248.8	—	—	(248.9)	—	(0.1)
Income tax benefit (expense)	(3.5)	31.8	(2.7)	(1.2)	1.4	(0.4)	0.4	—	—	25.8
Income (loss) from continuing operations	$19.8	$107.6	$9.5	$3.0	$247.7	$1.3	$(1.2)	$(248.7)	$—	$139.0
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(2.3)	(2.3)
Net income (loss)	19.8	107.6	9.5	3.0	247.7	1.3	(1.2)	(248.7)	(2.3)	136.6
Net income attributable to noncontrolling interest	—	—	(3.6)	—	—	—	—	—	—	(3.6)
Net income (loss) available for common stock	$19.8	$107.6	$5.9	$3.0	$247.7	$1.3	$(1.2)	$(248.7)	$(2.3)	$133.0

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended March 31, 2017	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$172.2	$364.9	$2.1	$8.4	$—	$—	$—	$—	$—	$547.5
Intercompany revenue	3.9	—	21.5	8.2	88.8	—	0.7	(123.1)	—	—
Fuel, purchased power and cost of gas sold	68.4	181.4	—	—	—	1.4	—	(31.5)	—	219.8
Gross margin	107.6	183.5	23.6	16.5	88.8	(1.4)	0.7	(91.6)	—	327.8

Operations and maintenance	40.8	70.8	8.1	11.1	78.4	—	—	(78.2)	—	130.9
Depreciation, depletion and amortization	22.9	20.8	1.2	2.2	5.2	(3.3)	2.8	(5.0)	—	46.7
Operating income (loss)	44.0	92.0	14.3	3.3	5.3	1.8	(2.1)	(8.4)	—	150.2

Interest expense, net	(14.2)	(20.3)	(0.9)	—	(37.7)	—	—	38.6	—	(34.5)
Interest income	0.8	0.5	0.3	—	28.7	—	—	(30.3)	—	—
Other income (expense)	0.3	0.2	—	0.5	132.1	—	—	(132.8)	—	0.4
Income tax benefit (expense)	(8.7)	(26.3)	(3.7)	(0.9)	5.0	(0.7)	0.8	—	—	(34.4)
Income (loss) from continuing operations	22.2	46.1	10.0	2.9	133.4	1.2	(1.3)	(132.9)	—	81.7
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(1.6)	(1.6)
Net income (loss)	22.2	46.1	10.0	2.9	133.4	1.2	(1.3)	(132.9)	(1.6)	80.1
Net income attributable to noncontrolling interest	—	(0.1)	(3.5)	—	—	—	—	—	—	(3.6)
Net income (loss) available for common stock	$22.2	$46.0	$6.5	$2.9	$133.4	$1.2	$(1.3)	$(132.9)	$(1.6)	$76.5

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

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